Exhibit 10.16

Name: Loan Agreement	Código: RE20-PR19JU01
Page: 1	Version: 18

The following is a LOAN AGREEMENT entered into by and between the BANCO NACIONAL DE COSTA RICA, legal identification number 4-000-001021, with registered address in San José, on Fourth Avenue between First and Third Avenues, hereinafter referred to for the purposes of this contract as the BANK OR CREDITOR, and, LATAM LOGISTIC PROPCO BODEGAS LOS LLANOS S.R.L., legal identification number 3-102-815739, with registered address in the province of San José, Santa Ana canton, Pozos district, Forum Uno business center, Building C office 1C1, represented in this act by Mrs. Annette Fernandez Pagan, of legal age, married once, financial director, resident of San José, Pozos, Forum I Business Center, Building C, office 1C1, with residence identification number (DIMEX) 184002666420, in her capacity as ATTORNEY IN FACT, with sufficient powers for this act, with SPECIAL POWER OF ATTORNEY granted by public deed number eleven issued at thirteen hours ten minutes on April twenty-seventh, two thousand twenty-three, recorded on page fourteen of the volume eight of the protocol of the notary public Alejandro Vargas Yong, bearer of identification number one thousand two hundred sixty-one-two hundred six, duly authorized and instructed through the Extraordinary General Meeting of Shareholders number seventeen held at the company’s registered office at eleven o’clock on April twenty-six, with sufficient faculties for this act, hereinafter, and for the purposes of this contract, referred to as the DEBTOR, and collectively as the parties, which shall be governed by the Legal System of the Republic of Costa Rica and the following clauses:

FIRST: LOAN. The Bank grants the debtor a commercial loan in the amount of $7,000,000.00 (seven million US dollars, legal currency of the United States of America), received to the full satisfaction of the debtor.

SECOND: TERM. This credit shall have a term of 300 months from the signing of this contract and shall mature on April 28, 2048, in accordance with the provisions of Article seventy of the Organic Law of the National Banking System.

THIRD: INVESTMENT PLAN. The debtor expressly and irrevocably declares that the money received through this loan will be used solely and exclusively for:

1.	Payment of liabilities.
2.	Formalization expenses.
3.	Return of invested capital.

The debtor authorizes the General Superintendence of Financial Entities and the creditor to verify and supervise the final use of the money from this loan when they deem it necessary and by the means they consider appropriate. If, once the loan is approved, it is demonstrated that the debtor is not complying with any of the components of the approved investment plan, the creditor may temporarily or definitively interrupt the disbursement of funds intended for such purposes, and may even declare the loan due in advance, depending on the severity of the breach, in accordance with the provisions of Article sixty-four of the Organic Law of the National Banking System.

Credit Classification: Activity: 12 Services, Class: 05 Credit Restructuring, Subclass: 12503 Operation Liabilities cancellation to third parties, Use of Resources: Transfer. Limit: 12103 Libor Rate.

FOURTH: DELIVERY METHOD. Once the processing and formalization expenses have been deducted, and upon presentation by the debtor of the certificate of the amount owed to the creditor Banco Promerica, the credit proceeds will be disbursed as follows:

Deposit into a national or international account in favor of the creditor according to the debt certification issued on the date of disbursement of this financing. The amounts of each liability are detailed in the investment plan table attached to this contract. If for any reason one of the liabilities decreased, resulting in a surplus in the amount allocated for its cancellation, but another liability increased, this surplus may be used to apply to the operation with a higher balance, always respecting the maximum amount of the financing.

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Direct disbursement of funds to the debtor’s account may be made when, during the credit analysis process, amortization of balances (with own resources) is executed for any of the debts considered within the investment plan. This must be properly documented, and in no case can the executed disbursements exceed the approved credit amount.

The reimbursement of invested capital will be deposited into the current account designated by the applicant, or alternatively, at the time of formalization, a cashier’s check will be issued in favor of the applicant if desired.

Once the transactions are settled or a refund is generated to the debtor, in case of a surplus, it is applied as an extraordinary payment or the pending disbursement is eliminated. In the case of shortages for total cancellation, the debtor must contribute the same.

The debtor declares that they have been informed and accepts that disbursements for this loan will be made according to the availability of funds from the Bank. Possible restrictions from the Government of the Republic or provisions of the Bank itself aimed at safeguarding the minimum financial ratios established by the regulatory bodies of banking activity, especially but not limited to the regulations of the National Council for the Supervision of the Financial System and/or the Superintendence General of Financial Entities, in the exercise of the powers conferred by the Law, could have an effect on the disbursement of funds. The debtor agrees and accepts that the Bank is authorized to withhold or suspend the delivery of one or more of such partial disbursements if the debtor is not up to date on payments, both for this and other direct or indirect credit operations maintained with the Bank.

FIFTH: REPAYMENT OF THE OBLIGATION. The debtor undertakes to repay its obligation to the creditor over the agreed-upon term through adjustable and consecutive monthly installments, payable in advance. These installments include both principal and interest, and the final installment, taking the current interest rate as a reference, amounts to the sum of (indicate amount and currency), approximately each, except for the payment of the last installment, which will cover the balance of the entire obligation at that time. The installment does not include corresponding fees or insurance. The installment amount will vary whenever the interest rate changes.

The debtor authorizes the National Bank of Costa Rica to debit from its account No. 100-01-080-001064-8, continuously and successively, the payments stipulated in this credit, which will be made on the 5th of each month. Therefore, the debtor commits to maintaining a confirmed available balance in the indicated account on the payment date, at least equal to the amount of the corresponding payments.

A liquidity reserve must be established for an amount of up to USD$140,485.00 at the time the funds are disbursed for reimbursement. In the event of reserve utilization due to contract termination or expiration, it must be replenished until reaching an amount equivalent to four installments of the financing. It should be kept in force as a mitigation measure against the existing income concentration.

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SIXTH: PLACE OF PAYMENT OF THE OBLIGATION. The debtor agrees and accepts that any payment in legal tender will be made at any of the Bank’s open offices during normal business hours or through the electronic means made available by the Bank to its clients.

SEVENTH: CURRENT INTEREST. The debtor expressly agrees and accepts that the debt will accrue annual current interest, periodically adjustable, calculated on the outstanding principal, payable monthly in advance, from the date of the subscription of this document, according to the following scheme:

1)	For the period from month 1 to month 12, the interest rate will be a fixed 6.40%.
2)	For the period from month 13 to month 24, the interest rate will be a fixed 7.33%.
3)	For the period from month 25 to month 300, the interest rate will be variable and adjustable, constituted by the CME TERM SOFR rate at a 3-month term plus 2.80 percentage points.

The variable interest rate is the result of the combination of a fixed factor called a margin and a variable component constituted by the CME TERM SOFR rate at a 3-month term, which is calculated and published by the Chicago Mercantile Exchange (CME) and appears in the international financial and transactional information platform Bloomberg. This rate will serve as sufficient evidence for the verification of this rate.

Interest will be periodically adjusted according to the variations in the CME TERM SOFR rate in accordance with the provisions of Articles 70 of the Organic Law of the National Banking System and 497 of the Commercial Code. Upon the establishment of this credit, the periodicity of the interest rate adjustment will be quarterly, but the debtor expressly and irrevocably accepts that the Bank may in the future make such adjustments on a monthly, bimonthly, quarterly, semiannual, or annual basis.

The parties expressly agree that in the event of any of the following transition events regarding the CME TERM SOFR rate, the Bank will inform the debtor through communication sent to the following email address designated by the debtor annette@latamlp.com / randall@latamlp.com / jennifer@latamlp.com:

(1) A public statement or publication of information by or on behalf of the administrator of the reference rate (or the components used in its calculation) announcing that such administrator has ceased or will cease to provide the reference rate (or the components for its calculation) permanently or indefinitely, provided that, at the time of such statement or publication, there is no replacement administrator providing the reference rate (or the components for its calculation); (2) A public statement or publication of information by either a local or international regulatory entity or supervisory body that regulates or supervises the administrator of the reference rate (or the components for its calculation), an insolvency officer with jurisdiction over the administrator of the reference rate, or a court, entity, or jurisdictional body with authority over the administrator of the reference rate, stating that the administrator of the reference rate has ceased or will cease to provide the reference rate (or the components for its calculation) permanently or indefinitely, provided that, at the time of such statement or publication, there is no replacement administrator providing the reference rate (or the components for its calculation); (3) A public statement or publication of information by a local or international regulatory entity or supervisory body with jurisdiction over the administrator of the reference rate (or the components for its calculation) announcing that such reference rate (or the components for its calculation) is not representative.

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The debtor understands and accepts that it is their exclusive responsibility to inform the Bank expressly and in writing, signed in handwritten or digital form or by digitally signed email, of any change in the designated address; otherwise, communications made to the specified medium will be deemed valid for all purposes. The debtor will have a maximum period of 90 natural days, counted from the date the Bank notifies them of the occurrence of any transition events, during which they may exercise the option to cancel the total amount owed, under the interest rate conditions in effect at that time, without any penalty for early payment. This will apply only if the obligation is canceled in its entirety. Payments that must be made during the established 90-day period, and while the debtor has not exercised the option to cancel the entire obligation, must be made using the last published CME TERM SOFR rate at a 3-month term as a reference.

In the event that, within the established period of 90 natural days, the debtor does not exercise the option to cancel the entire obligation, they expressly and irrevocably accept that the current interest rate of the credit will be replaced and will be constituted as follows starting from the completion of the 90-day natural period:

1)	The interest rate for the remaining period from month 1 to month 12, in case this has not been completed at the time of substitution, will be a fixed 6.40%.
2)	The interest rate for the remaining period from month 13 to month 24, in case this has not been completed at the time of substitution, will be a fixed 7.33%.
3)	The interest rate for the remaining period from month 25 to month 300, in case this has not been completed at the time of substitution, will be variable and adjustable, and will be constituted by the Interbank Reference Rate (TRI) in dollars at a 6-month term plus 3.30 percentage points.

The change in the reference interest rate will not affect payments already made during the validity of the credit, so it will have no retroactive effects. The variable interest rate is the result of the combination of a fixed factor called a margin and a variable component constituted by the Interbank Reference Rate in dollars at a 6-month term, which is calculated by the firm Proveedor Integral de Precios Centroamérica S.A. (PIPCA) and is published on the website www.piplatam.com/Home/filiales?country=CR of Proveedor Integral de Precios Centroamérica S.A. (PIPCA), as well as on the website of the Central Bank of Costa Rica and on the BLOOMBERG financial information system, which will constitute sufficient evidence for the verification of that rate. The interest rate will be periodically adjusted according to the variations observed in the variable factor at each review opportunity, in accordance with the provisions of Articles 70 of the Organic Law of the National Banking System and 497 of the Commercial Code. The adjustment of this interest rate will be made semi-annually, but the debtor expressly and irrevocably accepts that the Bank may in the future make such adjustments on a monthly, bimonthly, quarterly, semiannual, or annual basis.

The debtor agrees and accepts that in case the credit is governed by the substitute rate, no type of notification or notice will be necessary, nor the subscription of additional documents to this contract, so the application of the substitute rate will be automatic. The debtor expressly declares that, before signing this contract, the Bank informed them about the possibility that the CME TERM SOFR rate governing this credit may cease to be calculated and published during the term of the contract, as well as the need arising from this to include in the contract a reference rate to replace the CME TERM SOFR rate if necessary. In this regard, the debtor declares that they are aware and accept that the Bank informed them that the replacement rate available for the substitution of the CME TERM SOFR rate is the Interbank Reference Rate (TRI) in dollars. Likewise, the debtor expressly declares that, before signing this contract, the Bank provided them with clear, current, and sufficient written information regarding the CME TERM SOFR rate, including information regarding how this interest rate is determined and the interest calculation formula, through the delivery of an Information Brochure whose content and acknowledgment of receipt by the debtor are recorded in the credit file. In the same sense, the debtor declares that the Bank expressly informed them of the means through which they could request additional information or address any doubts regarding the CME TERM SOFR rate. Therefore, the debtor expressly declares that they have chosen to acquire this credit referenced to the CME TERM SOFR rate voluntarily and fully informed.

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EIGHTH: MODIFICATION OF CURRENT INTEREST: The debtor declares that they have been informed and expressly and irrevocably accepts that this credit is formalized with the current interest rate established in this contract, considering their credit history and track record with the Bank, and in accordance with the regulations issued by the Superintendencia General de Entidades Financieras (SUGEF), especially the Regulations for the Qualification of Debtors Agreement SUGEF 01-05, and for the specific case of credit operations carried out under the Banking System for Development, the Regulations on credit risk management and evaluation for the Development Banking System Agreement SUGEF 15-16, which develops the general framework for the management of credit risk for operations carried out under Law 9274 and its Regulation. These regulations aim to quantify and manage the credit risk of debtors and include criteria for the analysis of payment capacity and the historical payment behavior of debtors, as well as the level of delay in the payment of their credit obligations, and constitute publicly accessible information that can be consulted on the website of the Superintendencia General de Entidades Financieras www.sugef.fi.cr.

According to the aforementioned criteria, as of the date of the signing of this contract, the debtor is classified in the following risk category A1. In the event that, at any time during the validity of this credit, either through SUGEF analysis, Internal Audit, or any of the Bank’s internal control bodies, it is verified that the debtor, for reasons attributable to them, has incurred any of the causes or criteria provided for in the SUGEF regulations, resulting in the reclassification of the debtor’s risk category to a higher category than indicated in this clause, they declare that they have been informed and expressly and irrevocably accept that the margin of the credit interest rate will increase by an additional 2 percentage points beyond what is agreed, without the need for prior notification or notice.

In the same vein, the debtor declares that they have been informed and expressly and irrevocably accepts that the margin of the interest rate may be increased under the same terms indicated in the following cases: a) The debtor fails to submit financial information, among others but not limited to Financial Statements, Salary Certificate, Income Certification, within the period and timeframe specified by the Bank, demonstrating the origin and level of the debtor’s and other obligors’ current income, including guarantors, in order to assess their payment capacity as provided by SUGEF. b) The debtor revokes the authorization for the Bank to consult their information from the Credit Information Center (CIC) of SUGEF. c) In the event that, due to reasons attributable to the debtor, it is not possible to make the annotation or registration, as applicable, before the corresponding Public Registry, of the document establishing the guarantee for this obligation. d) When, due to reasons attributable to the debtor or the owner of the property given as collateral, the Bank cannot carry out follow-up inspections on the property used as collateral, or cannot conduct visits to the property to prepare a new appraisal. e) The debtor does not submit a copy of the payment receipt for insurance or renewals of policies with the chosen insurance company, demonstrating the acquisition and validity of the required policies, presenting the established coverages, and where the Bank is designated as the beneficiary creditor. f) The debtor fails to comply with the credit investment plan, modifying the destination or form of exploitation of the property financed by the Bank.

In the event that, having applied the increase in the interest rate for any of the causes provided for in this clause, the debtor regains the risk category they held when the credit was granted, or normalizes the situation that led to the interest rate increase, and provided that no other cause of increase as provided herein persists, the Bank will adjust the margin of the interest rate from the next payment period of the current interest, according to the frequency agreed upon in this contract, eliminating the applied increase. The debtor declares that they know and accept that this interest rate adjustment will not have retroactive effects, so the Bank will not refund sums paid as interest under the terms of this clause under any circumstances.

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NINTH: LATE INTEREST. In the event that the debtor is delayed in the payment of the obligations under this credit, they shall pay late interest at the same rate as the current interest plus two percentage points. Late interest will be calculated on the amount of the overdue payment, in accordance with the provisions of Article seventy of the Organic Law of the National Banking System.

TENTH: PAYMENT OF EXPENSES. The debtor agrees and accepts to pay all expenses arising from legal fees, stamps, registration fees, commissions, insurance policies, current and late interests, and any other related to the establishment, registration, execution, and cancellation of this credit operation.

ELEVENTH: COMMISSIONS.

COMMISSION FOR FORMALIZATION ADMINISTRATIVE EXPENSES: The debtor agrees and accepts to pay the creditor a commission for formalization administrative expenses, payable once at the time of signing this document, equivalent to 0.20% of the loan amount.

CREDIT ADMINISTRATION COMMISSION: The debtor agrees and accepts to pay the creditor a credit administration commission of 1%, payable monthly on balances if paid within 5 business days after the stipulated payment date. This commission is exempt in the months or dates of payment according to the established frequency if the client pays the installment prior to or at most 5 business days after the agreed payment date.

COMMISSION FOR ADMINISTRATIVE EXPENSES FOR DELAYED OPERATIONS AND JUDICIAL COLLECTION ACCOUNTING: In the event that the debtor incurs a delay in the payment of the established installments exceeding one business day, they accept that they must pay the Bank, in addition to the corresponding late interest, the sum of 10 US dollars, or its equivalent in colones at the exchange rate of the Banco Nacional de Costa Rica, for commission for administrative expenses due to default. This payment must be made each time the delay is repeated. Likewise, the debtor expressly agrees that when, due to the delay in the payment of the debt, it is transferred from administrative collection to judicial collection, they must pay the creditor an additional commission of 1% calculated on the outstanding capital balance. The commission for transfer to judicial collection will in no case be less than 10,000.00 colones nor greater than 250,000.00 colones. This payment must be repeated each time the operation is to be transferred to judicial collection.

COMMISSION FOR EARLY REPAYMENT OF DEBT: The debtor declares to know and accept that in case the credit is paid in advance, i.e., on a date earlier than the agreed due date, a commission must be paid according to the following scheme: 1) In case the full amount owed is paid at any time during the first 3 years of the credit, a commission of 3% calculated on the total outstanding balance at the time of payment must be paid. 2) In case of partial payment or extraordinary payment at any time from year 3 until the end of the credit term, a commission of 1.50% calculated on the outstanding balance at the time of payment must be paid. The prepayment commission will not be charged in the following cases: a) The credit is canceled through another credit granted by the bank itself; b) The credit is classified in a risk category C, D, or E at the time of payment; c) The credit is in a state of judicial collection or loan reserve at the time of payment; d) The payment comes from the application of an insurance policy purchased by the debtor and related to the credit.

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TWELFTH: GUARANTEE. As a guarantee for the payment of the obligations of this loan, the debtor subscribes to a guarantee trust on the following properties:

Property number 2-482954-000, located in the province of Alajuela, with a land value of ₡1,690,361,651.00 and a construction value of ₡4,476,833,354.00 for a fair market value of ₡6,167,195,005.00; according to appraisal 202-20113048295400-2021-U, dated April 9, 2023, prepared by Luz Elena Segura Rodríguez, an appraiser at Banco Nacional de Costa Rica.

The properties are taken as an internal responsibility of 64.80%.

THIRTEENTH: INSURANCE. PROPERTY INSURANCE.

During the term of this credit, the debtor undertakes to contract and maintain in force insurance against all damages and losses caused by fraud, negligence, fortuitous events, and/or force majeure that the movable or immovable property subject to this guarantee may suffer, as well as the structures on it, through a policy issued by an Insurance Company of their free choice, for an amount as detailed below:

Real estate with real folio number 2-482954-000, construction value ₡4,476,833,354.00, and transfer to Banco Nacional de Costa Rica their right to the indemnity that the insurer must pay in case of a claim, through the figure of a Mortgage Creditor. The debtor declares to know and accept that the policy must be duly constituted prior to the formalization of the credit and must be acquired in colones as it is the currency in which the appraisal is expressed. In cases where, at the express request of the client, they wish to take out the policy in dollars, they commit in the legal document to make adjustments to the policy amount that the Bank requests. The debtor undertakes to expressly and in writing authorize the Bank at the time of the formalization of the credit to consult and obtain from the insurance company all the information related to the policies referred to in this clause. The authorization must remain valid at all times until the expiration or total payment of this obligation. In case the debtor changes the insurance company, they must inform the Bank and provide a new authorization to the insurance company they have contracted with. The insurance company contracted by the debtor must have administrative authorization from the Superintendency of Insurance (SUGESE) for its proper operation in the country. The debtor declares to know and accept that, in case of an Uninsured event by the contracted policy, limitations, or exclusions imposed by the chosen Insurance Company, Banco Nacional assumes no responsibility. Likewise, the debtor undertakes to keep this insurance in force until the expiration or total payment of this obligation and undertakes to keep the Bank informed, through suitable means, of the periodic renewals of the insurance. The non-compliance with the obligations established in this clause will give the Bank the right to declare the obligation due and demand it in full through the judicial process. It is established between the parties that, if for any cause or circumstance there is a lack of contracting or renewal of the policies attached to this credit, this does not generate any responsibility for the Bank; as the debtor declares to know that this obligation is their responsibility. Similarly, it is established that any change in the policy must be known to the Creditor and with their consent.

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FOURTEENTH: ADMINISTRATIVE COLLECTION MANAGEMENT. The debtor expressly agrees and accepts that, in case of a delay equal to or greater than five business days in the payment of any installment of this obligation, the Bank will be authorized to carry out administrative collection procedures, directly or through an external company contracted for this purpose. In this case, the debtor must pay, as an additional and independent charge from the corresponding moratorium interests, an amount equivalent to 5% of the overdue principal payment. The administrative collection management fee may not, in any case, exceed twelve (12) legal United States dollars or its equivalent in colones according to the Bank National de Costa Rica’s selling exchange rate for the date of the charge, and it may not be applied more than once a month for each transaction.

FIFTEENTH: ALLOCATION OF PAYMENTS. The debtor agrees and accepts that the Bank reserves the allocation of all payments made at any time, even after the collateral property has been foreclosed.

SIXTEENTH: EARLY TERMINATION: The debtor agrees and accepts that the breach of any of the terms and conditions stipulated in this document, verified by the creditor or by supervisory authorities, will entitle the creditor to declare the term matured in advance and demand the total cancellation of the credit through the legal means that correspond, in accordance with the provisions of articles four hundred twenty of the Commercial Code and seventy of the Organic Law of the National Banking System. The Bank is authorized to consider the obligation as matured and execute it in those cases where any circumstance attributable to the debtor occurs, such as but not limited to, legal annotations, seizures, and rights of any nature, or due to non-payment of taxes, that delay or make it impossible to register the guarantees constituted as payment of this obligation.

SEVENTEENTH: AUTHORIZATION FOR INFORMATION REQUEST. The debtor authorizes the Bank to request information from any intermediary of the National Banking System and from the Superintendency General of Financial Entities to assess the debt level and establish financial capacity as provided in article sixty-five of the Organic Law of the National Banking System. The debtor agrees and accepts that any false data that can be verified from the information provided, corroborated by the creditor before the mentioned entities, will have the following consequences: A) If the loan has already been approved, the Creditor will suspend the disbursement or disbursements of the loan if it has not been delivered. B) If the disbursement of the loan has been delivered, it will be a cause for early maturity of the term for loan payment, and it may be collected through the appropriate legal means. C) Not receiving the services provided by the Bank and its conglomerate. D) It will be a cause for the loss of expenses incurred for processing the loan. Likewise, the debtor expressly states that they have been informed comprehensively and in detail of the rights established in articles four to seven of the Law for the Protection of the Person Regarding the Treatment of their Personal Data, regarding access, rectification, and cancellation of their personal data.

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EIGHTEENTH: AUTHORIZATION FOR THE PROCESSING OF INFORMATION. I authorize Banco Nacional de Costa Rica to process, collect, store, assign, and transfer my personal data, including restricted-use data. This authorization includes: 1) the possibility of sharing the indicated information with Banco Nacional and the other subsidiaries of the Banco Nacional conglomerate, existing or future, or with third parties subcontracted by Banco Nacional and its subsidiaries for the management, archiving, and updating of records, sending of account statements, administrative and judicial collection processes of the Bank (including income and employment information), and to provide me with services as a client of the conglomerate or the subsidiary, including but not limited to credit card contracts, call center services, product sales or contracting services, marketing, promotions in general, and banking and financial services, collection services, services for transaction security to be carried out, or other services through telephone, digital, text messages, email, or any other means that helps carry out transactions. Such communications may be for informational, direct sales, data verification, collection, product promotion, and any other purposes deemed appropriate through these means. 2) the possibility of sharing the indicated information with Banco Nacional and the other subsidiaries of the Banco Nacional conglomerate for the purpose of verifying compliance with Law 8204. Furthermore, I expressly and irrevocably authorize Banco Nacional as a supervised entity to access and consult my information in the Credit Information Center (CIC) of the Superintendency General of Financial Entities. This authorization allows the use of the accessed information, and this information may be shared with BN Vital, BN Valores, BN SAFI, and BN Corredora de Seguros to facilitate any credit or business analysis to be carried out by the indicated entities, including for the offering of services, commercial and/or financial products. Finally, I accept that I have been informed and accept that the non-delivery of the requested information may result in the rejection of my application or the non-receipt of services provided by the company and its conglomerate, and that I can exercise the rights of access, rectification, and cancellation established by law.

NINETEENTH: VERIFYING FINANCIAL SITUATION. So that the Bank can verify the debtor’s financial situation, the debtor agrees to provide, during the term of this credit, the necessary accounting information to give a truthful and timely follow-up to the economic, financial, and administrative situation, as well as to provide all facilities for the Bank’s officials to exercise proper credit control. It is understood that, for financial monitoring purposes, the client must present the required information, as established by the SUGEF 1-05 standard.

After Formalization:

1.	Transfer the collection of rental amounts to BNCR accounts in the name of the applicant to increase the client’s connection with the bank, enhance resource capture, and mitigate the risk of non-payment through automatic debit. In case of non-compliance, a coercive measure of 2 pp will be applied, which will be added to the interest rate of the credit.
2.	The debtor must present the operating permit from the Ministry of Health and the commercial license for the offices where the administrative area of the company operates within 3 months (in the name of Latam Logistic Opco SRL) from the formalization of this credit. In case of non-compliance, a coercive measure of 2 pp will be applied, which will be added to the interest rate of the credit.
3.	The client must provide the wastewater discharge permit from the treatment plant located on the property offered as collateral within 3 months after the formalization of this credit. In case of non-compliance, a coercive measure of 2 pp will be applied, which will be added to the interest rate of the credit.

TWENTIETH: NOTIFICATION OF CREDIT ASSIGNMENT. For the purposes of articles 483 and 1104 of the Civil Code and 491 of the Commercial Code, the assignment of the credit must be notified to the debtor by notarial diligence, certified letter, or other authentic or easily verifiable form. The debtor acknowledges and accepts that they have been informed that the present credit may be assigned by the creditor without the need for notification, in cases contemplated by subsections a) and b) of article 491 of the Commercial Code, as well as numeral 1104 of the Civil Code, which expressly states: “a) Guarantee the issuance of securities through a public offering. b) Constitute the assets of a company, with the purpose that it issues securities that can be offered publicly and whose amortization and interest services are guaranteed with said asset. The assignment will be valid from its date, as recorded in the public document of certain date. These operations will be exempt from all stamp duty and taxes, and notarial fees will be agreed upon between the parties.

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CORPORATE TAX. The debtor acknowledges and accepts that they are subject to the payment of the corporate tax as provided in Law 9428 - CORPORATE TAX. Therefore, they undertake to keep up to date with the payment of said tax. At any time, the Bank may verify the status of compliance with this obligation, and may even require the client to submit annually by no later than March 31 of the following year to the tax period (which runs from January 1 to December 31 of each year), the voucher or document evidencing that the payment was made. In the event that the legal entity is in arrears or has not submitted the corresponding voucher to the Bank, the Bank may declare the credit due and payable.

TRANSPARENCY AND BENEFICIAL OWNERSHIP REGISTER. The debtor declares that they are aware of and accept the obligation to provide information established in Law 9416 for the improvement of the fight against tax fraud and Regulation of the Transparency and Beneficial Owners Register No. 41040-H. Therefore, they undertake to comply with the information supply in the terms of the citation rules and expressly and irrevocably undertake to submit to the Bank the voucher issued by the Transparency and Beneficial Owners Register, verifying the submission of the information. The voucher must be submitted to the Bank within a maximum period of 5 business days counted from the last day of the deadline for the submission of the declaration to the Transparency and Beneficial Owners Register, in accordance with the guidelines established by the competent authority. In the event that the debtor is in a state of non-compliance with the obligation to provide information or does not submit to the Bank, within the established period, the voucher of submission of the declaration, the Bank will be empowered to declare the present obligation due and payable in advance.

TWENTY-FIRST: CONTRACTUAL ADDRESS AND OTHERS. For the purposes established in the second chapter of the Law of Judicial Notifications number eight thousand six hundred eighty-seven, dated December four, two thousand eight, published in the official gazette on January twenty-nine, two thousand nine, the debtor, the co-debtor, the owner who consents to the encumbrance, the guarantors, and other obligors in this credit, designate the following as the contractual address for judicial notifications: the debtor: Latam Logistic Propco Bodegas Los Llanos S.R.L, located in the province of San José. Canton Santa Ana, district Pozos, business center Forum Uno, building C office 1C1. All parties declare that they understand and accept that judicial resolutions provided for by article nineteen of the aforementioned Law of Judicial Notifications will be notified to the addresses indicated. All parties declare that the addresses for receiving notifications are real and existing and have been correctly stated. Likewise, they declare that in the case of individuals, these addresses correspond to their place of residence, and in the case of legal entities, the addresses indicated correspond to their real domicile or headquarters, and that if these change after the date of this document, they undertake to communicate the change in writing to the creditor. They also declare that they understand and expressly accept that, in case the contractual addresses indicated for judicial notifications have changed and the change of address has not been communicated in writing to the creditor, or if the person to be notified is not located at the originally indicated place, or if it is permanently closed or becomes uncertain, imprecise, or nonexistent, the notifier will make this clear, and, without further proceedings, a judicial curator will be appointed for them. The debtor declares that, since this credit is a commercial obligation, it is not necessary to request payment for the obligation to be considered overdue, in accordance with the provisions of article 418 of the Commercial Code. The debtor waives the procedures of the executive process and accepts that the eventual collection process will be established and processed in accordance with the current procedural law, with the simple presentation of the respective certifications and relevant documents being sufficient for this purpose, so that in the judicial venue, the date and time of the foreclosure of the property given as collateral will be determined; being obligated in said venue to pay personal costs, procedural costs, current and overdue interest, and finally, the outstanding principal.

The debtor declares that they have read and understood the rights and obligations of this contract, and as a clear sign of their acceptance, they sign together with the Bank on the 27th day of April 2023. The debtor expressly authorizes that this contract be sent to them in electronic format to the following email address: annette@latamlp.com / randall@latamlp.com / jennifer@latamlp.com. In case the debtor does not provide an email address, a printed copy of the contract is hereby delivered to them.

Page 11	Name: Loan Agreement	Código: RE20-PR19JU01 Version: 18

ANNEX 1

Investment Plan

Finance Table
Investment Plan		Financed Amount	Client Contribution Amount	Total
1	CANC tax liabilities	6,658,121.00	0.00	6,658,121.00
2	Expenses	20,600.00	0.00	20,600.00
3	Capital Recovery Inv	321,279.00	0.00	321,279.00
	Total Amount in Colones:	0.00	0.00	0.00
	Total Amount in Dollars:	7,000,000.00	0.00	7,000,000.00
	Percentage of Dollar Participation:	100.00%	0.00%	100.00%
	Percentage of Colones Participation:	0.00	0.00%	0.00%

Page 12	Name: Loan Agreement	Código: RE20-PR19JU01 Version: 18

RUTH MORA HERRERA

PUBLIC NOTARY

SAN JOSÉ	COSTA RICA

NOTARIAL CERTIFICATION TWENTY-FIVE -TWO THOUSAND TWENTY-THREE

RUTH ESTER MORA HERRERA, NOTARY PUBLIC with open office in the city of San José, Vázquez de Coronado, Patalillo, one hundred and fifty meters south of the Venecia hardware store, house six-C, at the request of LATAM LOGISTIC PROPCO BODEGAS LOS LLANOS SOCIEDAD DE RESPONSABILIDAD LIMITADA, I CERTIFY: That the ELEVEN photostatic copies attached to this reason and numbered from one to eleven, which I identify with my seal and signature, are faithful and exact copies of their originals, which I have had in view, and that they correspond to the commercial loan agreement signed by LATAM LOGISTIC PROPCO BODEGAS LOS LLANOS Sociedad de Responsabilidad Limitada (debtor) and Banco Nacional de Costa Rica (creditor) for an amount of seven million dollars net, legal tender of the United States of America, which has been presented to me in original by the Creditor Bank, for the purpose of effecting this act. The undersigned Notary hereby declares that the signatures affixed to said copies were recorded in my own handwriting and that the white seal that appears is the one registered with the National Registry of Notaries. I issue this certification in accordance with article one hundred and ten of the Notarial Code, and the related articles of the Guidelines for the Exercise and Control of the Notarial Service, published in scope number ninety-three, of the Official Gazette La Gaceta, number ninety-seven, of May twenty-two, two thousand and thirteen, at the request of LATAM LOGISTIC PROPCO BODEGAS LOS LLANOS Sociedad de Responsabilidad Limitada, at eight hours twenty minutes on the eleventh of May, two thousand and twenty-three. I add and cancel the law stamps. This certification is number TWENTY-FIVE-TWO THOUSAND TWENTY-THREE, in my consecutive certifications.